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                                                                   EXHIBIT 10.12


[AMAZON.COM LETTERHEAD]

August 13, 1997

Mr. Richard Dalzell
2514 Orleans Drive
Rogers, AR 72758

Dear Richard:

This letter documents our revised offer and completely supersedes our letter to you dated August 4, 1997.

On behalf of Amazon.com, Inc. (the "Company"), I am very pleased to offer you the position of Vice President and Chief Information Officer. This letter clarifies and confirms the terms of your employment with the Company.

START DATE AND SALARY

Unless we mutually agree otherwise, your start date will be September 2nd, 1997. Your starting salary will be $16,666.67 per month ($200,000 annualized), payable in accordance with the Company's standard payroll practice and subject to applicable withholding taxes.

SIGNING BONUS

You will receive a one-time signing bonus in the amount of $150,000, subject to applicable taxes and withholdings. This bonus will be included in the first paycheck issued to you subsequent to the beginning of your full-time employment. If you resign from the Company prior to the first anniversary of that start date, you will reimburse the Company for the bonus on a pro-rated monthly basis.

RELOCATION ALLOWANCE

To help defray your relocation expenses, you will receive a relocation allowance in the amount of $25,000, subject to applicable taxes and withholdings. This allowance will be paid on your first day of full-time employment. In addition, you will receive reimbursement for reasonable temporary living accommodations for you and your family, as determined in the discretion of the Company. This reimbursement will be taxable income and will be subject to applicable taxes and withholdings.

STOCK GRANT

On commencement of your employment, we will recommend to the Board of Directors of the Company that you be granted an option to purchase 125,000 shares of Amazon.com common stock, at the fair market value per share of such stock on the date the grant is approved by the Board of Directors. Your option will be documented by delivery to you of a Stock Option Letter Agreement specifying the terms and conditions of the option. Subject to approval by the Board of Directors, the option will vest 20% after one year of employment, an additional 20% after two years of employment, and an additional 5% per quarter thereafter.

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BRIDGE LOAN

The Company will provide a bridge loan to assist you in purchasing a house in the Seattle metropolitan area. The loan amount will be equal to the value of your equity interest in your current residence (not to exceed $75,000) and will be paid promptly upon your request. The loan will not bear interest, but the imputed interest on the loan will be taxable income to you and will be subject to applicable taxes and withholdings. The loan will have a one-year term and will be secured by your stock option and any shares obtained through the exercise of that option.

BENEFITS

You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in this benefits package that it deems appropriate. The Company's current vacation policy is to provide you with two weeks paid vacation per year in the first year of your employment, and three weeks per year thereafter, during the term of your employment. You are also eligible to participate in Amazon.com's 401(k) retirement plan the first quarter after 90 days of employment and to enroll in our major medial plan on the first entry date after 30 days of employment

SEVERANCE PAY

If the Company terminates your employment for any reason prior to the third anniversary of your full-time start date, you will receive a severance equal to six times your monthly base salary at the time of termination, subject to applicable taxes and withholdings.

EMPLOYMENT AT WILL

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company or its agents or representatives are superseded by this offer letter.

CONFIDENTIALITY, NONCOMPETITION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of your employment pursuant to this offer letter, we do require that you sign the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement. The Company's willingness to grant you the stock options referred to above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

You should know that the agreement will significantly restrict your future flexibility in many ways. For example, you will be unable to seek or accept certain employment opportunities for a period of 18 months after you leave the Company. Please review the agreement carefully and, if appropriate, have your attorney review it as well.

ADDITIONAL PROVISIONS

Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States.

The terms described in this letter, if you accept this offer, will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by yourself and an officer of the Company.
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If you wish to accept employment with the Company, please indicate so by signing both copies of this letter and both copies of the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement, retaining one of each for your files and returning the other to me before August 20, 1997, upon which date this offer will expire.

We are very excited about the possibility of you joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,


/s/ JEFFREY P. BEZOS
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    Jeffrey P. Bezos
    Chief Executive Officer
    Amazon.com, Inc.




ACCEPTANCE

I accept employment with Amazon.com, Inc. under the terms set forth in this letter:


/s/ R. L. DALZELL                         8 / 14
--------------------               -------------------, 1997
Signature

Printed Name: R. L. Dalzell
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